Exhibit 10.11

FIRST AMENDMENT TO CEO EMPLOYMENT AGREEMENT

This First Amendment to the CEO Employment Agreement (“Amendment”), dated October 5, 2009, is between Nara Bancorp, Inc. and its subsidiary Nara Bank, (collectively, the “Company”) and Min J. Kim, an individual residing at Northridge, California (“Executive”).

WHEREAS, the Company and Executive currently have an existing CEO Employment Agreement, dated April 3, 2007 set to expire on November 26, 2009 (“the Agreement”);

WHEREAS, the Company and the Executive wish to amend the Agreement in order to extend the term of the Agreement;

NOW, THEREFORE, the Company and Executive hereby mutually agree to amend the Agreement as follows:

1.	TERM

Pursuant to Section 10, Amendments; Waivers; Remedies of the Agreement, the parties hereby extend the term of the Agreement by three (3) years (“Second Term”). The Second Term will run from November 27, 2009, when the Initial Term of the Agreement ends, to November 26, 2012 and Paragraph 3a. of the Agreement shall be amended accordingly.

2.	COMPENSATION AND BENEFITS

Paragraph 2(a.) of the Agreement shall be amended to change the Base Salary to Three Hundred and Fifty Thousand Dollars ($350,000) per year.

Paragraph 2(b.) of the Agreement shall be deleted in its entirety and replaced by:

b. Performance Units. The Executive shall be granted 40,000 performance units representing 40,000 shares of Common Stock of Nara Bancorp, Inc., vesting over three (3) years (1/3 annually on each anniversary of the grant date). Executive’s entitlement to any performance units which have been, or may in the future be approved are conditioned upon Executive’s signing of the Performance Unit Agreement and is subject to its terms and the terms of the 2007 Nara Bancorp, Inc. Equity Incentive Plan under which the performance units are granted, including vesting requirements.

Paragraph 2(c.) of the Agreement shall be deleted in its entirety to comply with the provisions of the Security Purchase Agreement under the Emergency Economic Stabilization Act of 2008 (“EESA”) as modified by the American Recovery and Reinvestment Act of 2009 (“ARRA”), and shall be reconsidered by the Board of Directors, in its sole discretion, upon repayment of the Troubled Asset Relief Program (“TARP”) capital and the Company’s satisfaction of all terms and conditions of the EESA Capital Purchase Plan.

Paragraph 2 (d.) shall be amended to add, “including allowances” after “other employee benefits plans”

Paragraph 2(e.) shall be deleted in its entirety.

3.	AT-WILL EMPLOYMENT; TERMINATION BY COMPANY

Paragraph 3(b.) shall be amended to delete “at any time, without any advance notice” in the second sentence and replaced by: “upon eight (8) weeks’ advance written notice,” and to add the following at the end of the paragraph: “The Company shall have the option, in its sole discretion, to make Executive’s termination effective at any time prior to the end of such notice period as long as the Company pays Executive the Base Salary to which Executive is entitled up through the last day of the eight week notice period.”

Paragraph 3(c) shall be deleted in its entirety and replaced by:

c. Severance. In the event that the Company terminates the employment of Executive during or after the Initial Term, no severance shall be paid. It is the intent of the Company to comply with the compensation-related limitations for executive compensation under EESA and ARRA as described in Section 2 above. Severance shall be reconsidered by the Board of Directors, in its sole discretion, upon repayment of the TARP capital and satisfaction by the Company of all terms and conditions under the EESA Capital Purchase Plan.

Paragraph 3(d.) of the Agreement shall be deleted in its entirety.

4.	OTHER TERMINATIONS BY THE COMPANY

Paragraph 4b. and 4c. of the Agreement shall hereby be modified by the deletion of the following language: “(ii) The pro-rata portion of Executive’s Bonus as if Executive reached 100% Goal Attainment (or other amount to be determined by the Board in their discretion),”

5.	CHANGE IN CONTROL

Section 8 of the Agreement, and each of its subparts, shall be deleted in their entirety. It is the intent of the Company to comply with the compensation-related limitations for executive compensation under EESA and ARRA as described in Section 2 above. A Change in Control provision shall be reconsidered by the Board of Directors, in its sole discretion, upon repayment of the TARP capital and satisfaction by the Company of all terms and conditions of the EESA Capital Purchase Plan.

6.	GOVERNING LAW

Paragraph 15 of the Agreement shall be amended to add the following: The parties acknowledge that certain provisions of this Agreement may be inoperable under current or future governmental legislation, whether or not explicitly addressed by this First Amendment. It is the intent of the parties to be in full compliance with all state and federal laws and regulations.

7.	AGREEMENT

Except as hereby amended, the Agreement, as heretofore amended, and the terms, provisions, covenants, conditions therein shall remain in full force and effect, and the same are hereby ratified and confirmed.

8.	ENTIRE AGREEMENT.

This Amendment, taken together with the Agreement, represents the entire agreement of the parties and shall supersede any and all previous contracts, arrangements or understandings between the parties with respect to the subject matter hereof. This Amendment may be amended at any time by mutual written agreement of the parties hereto.

In Witness Whereof, the parties have duly executed this Amendment as of the date first written above.

Nara Bancorp, Inc.		EXECUTIVE:

By:	/S/ Chong Moon Lee	/S/ Min J. Kim
	Chong Moon Lee	Min J. Kim

Title:	Chairman

Date:	October 5, 2009	Date: October 5, 2009

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